Chang G. Park, CPA, Ph. D.

( 2667 CAMINO DEL RIO S. PLAZA B ( SAN DIEGO ( CALIFORNIA 92108-3707(

( TELEPHONE (858)722-5953 ( FAX (858) 761-0341 ( FAX (858) 433-2979

( E-MAIL changgpark@gmai[dot]com(

April 1, 2010

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements of Zapnaps, Inc. of our report dated April 1, 2010, with respect to the balance sheets as of January 31, 2010 and 2009, and the related statements of income, cash flows, and shareholders’ deficit for the fiscal years period ended December 31, 2010 and 2009, which appears on Form 10-K of Zapnaps, Inc.

Very truly yours,

/s/Chang G. Park

____________________________

Chang G. Park, CPA

San Diego, CA

Member of the California Society of Certified Public Accountants

Registered with the Public Company Accounting Oversight Board